Exhibit 4

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name:	Evo Fund
(Please Print)

Address:	c/o Evolution Capital Management LLC 10250 Constellation Blvd., Ste. 2300, Los Angeles, CA 90067
(Please Print)

Phone Number:	310-315-8835

Email Address:	gerald.tsai@evofund.com and lerch@evofund.com

Dated:	September 30, 2026

Holder’s Signature:	/s/ Micheal Lerch

Holder’s Address:	Same as above

If a partial assignment, please designate the number of Warrant Shares being assigned to the Assignee:	Full assignment